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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K
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               [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                      For the year ended December 31, 2001

                                       or

        [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


               For the transition period from ________ to ________


                           Commission File No. 0-25642
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            A. Full title of the plan and the address of the plan, if
                 different from that of the issuer named below:

                    COMMONWEALTH INDUSTRIES, INC. 401(K) PLAN
           AND COMMONWEALTH ALUMINUM LEWISPORT, LLC HOURLY 401(K) PLAN
                                 --------------

  B. Name of issuer of securities held pursuant to the plan and the address of its principal executive office:

                          COMMONWEALTH INDUSTRIES, INC.
                            500 West Jefferson Street
                                   19th Floor
                         Louisville, Kentucky 40202-2823

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
                                    FORM 11-K
                    Commonwealth Industries, Inc. 401(k) Plan
           and Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan
                                December 31, 2001



The following financial statements and supplemental schedules of the Plans filed as exhibits to this Form 11-K are incorporated herein by reference and submitted in paper format on Form SE:

         Financial Statements:

              Statements of Net Assets Available for Benefits as of
                  December 31, 2001 and 2000

              Statements of Changes in Net Assets Available for Benefits for the
                  years ended December 31, 2001 and 2000

              Notes to Financial Statements

         Supplemental Schedules:

              Schedule H, Line 4i - Schedule of Assets Held for Investment
                  Purposes at End of Year, December 31, 2001

              Schedule  H, Line 4j - Schedule of Reportable Transactions for the
                  year ended December 31, 2001



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Signature Page                                                     3

Exhibit Index                                                      4

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Benefits Committee of Commonwealth Industries, Inc. has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


          Commonwealth Industries, Inc. 401(k) Plan and Commonwealth Aluminum Lewisport, LLC
          Hourly 401(k) Plan

          By:      /s/ Donald L. Marsh, Jr.
                   ------------------------
                   Donald L. Marsh, Jr.
                   Executive Vice President and
                   Chief Financial Officer
                   Commonwealth Industries, Inc. and a
                   member of the Benefits Committee

Date:    June  21, 2002

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                                  Exhibit Index
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Exhibit
Number                    Description
-------                   -----------
    13.1* Financial statements and supplemental schedules of the Commonwealth Industries, Inc. 401(k) Plan as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000, including report of independent accountants.

    13.2* Financial statements and supplemental schedules of the Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000, including report of independent accountants.

    23    Consent of PricewaterhouseCoopers LLP

* Exhibits 13.1 and 13.2 above are submitted in paper format on Form SE.

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                                                               Exhibit 23
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                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-90292) of Commonwealth Industries, Inc. of our reports dated June 21, 2002 relating to the financial statements and supplemental schedules of the Commonwealth Industries, Inc. 401(k) Plan and the Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan, which appear in this Form 11-K.


/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
June 21, 2002